Exhibit 99.1

March 29, 2007

Mr. Michael P. Scarpelli

Chief Financial Officer

Data Domain, Inc.

2300 Central Expressway

Santa Clara, CA 95050

Subject:	WRITTEN CONSENT TO REFERENCE DUFF & PHELPS, LLC IN SEC FORM S-1 FILING OF DATA DOMAIN, INC.

Dear Mr. Scarpelli:

We hereby consent to the inclusion in the registration statement on Form S-1 of Data Domain, Inc. for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”) of references to our final reports relating to the estimation of the fair value of the common stock of Data Domain, Inc. as of various dates in 2006 and 2007 and the estimation of the fair value of the referenced cross-license agreement as of January 1, 2007, and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The responsibility for determining the fair value of the common stock and the referenced cross-license agreement rests solely with Data Domain, Inc. and our valuation reports were used as part of Data Domain Inc.’s analysis in reaching their conclusion of value.

Sincerely,

Duff & Phelps, LLC